EXHIBIT 2.4

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT dated as of April 17, 2007 (this “Amendment”), among JACKSON & PERKINS OPERATIONS, INC., a Delaware corporation (“Seller”), WASCO REAL PROPERTIES I, LLC, a California limited liability company (“Wasco I”), and WASCO REAL PROPERTIES II, LLC, California limited liability company (“Wasco II”). All capitalized terms used in this Amendment which are not defined herein have the meaning set forth in the Asset Purchase Agreement dated as of March 30, 2007 (the “Agreement”) among Seller, Wasco I and Wasco II. Wasco I and Wasco II are collectively referred to as “Buyer.” Buyer and Seller are singularly referred to as a “Party” and collectively as the “Parties.”

Recitals

A. The Parties previously entered into the Agreement relating to the purchase and sale of the certain property of Seller located near Wasco, California.

B. The Parties desire to amend the Agreement to correct a mistake in Sections 6.1(e)(iv) and (v) thereof.

Accordingly, the Parties hereby agree as follows:

1.	Section 6.1 of the Agreement.

1.1. Section 6.1(e)(iv). Section 6.1(e)(iv) is amended and restated in its entirety as follows:

“Subject to Section 6.2(f), a grant deed in favor of Wasco I for the Seller’s assignment, conveyance, delivery, sale and transfer of that portion of the Purchased Real Property consisting of approximately two thousand eight hundred thirty and twenty-five hundredths gross acres (2,830.25 gr. acs.) and described as Kern County Assessor’s Parcel Nos. 072-110-08-3, 072-120-03-3, 072-120-08-2, 072-150-07-1, 072-160-10-4, 072-160-13-8 and 072-170-03-8, substantially in the form of Exhibit A (the “Wasco I Grant Deed”);”

1.2. Section 6.1(e)(v). Section 6.1(e)(v) is amended and restated in its entirety as follows:

“Subject to Section 6.2(f), a grant deed in favor of Wasco II for the Seller’s assignment, conveyance, delivery, sale and transfer of that portion of the Purchased Real Property consisting of approximately four hundred thirty-three and seventeen hundredths gross acres (433.17 gr. acs.) and described as Kern County Assessor’s Parcel Nos. 072-120-

04-1, 072-170-18-6, 072-170-22-8 and 072-170-23-6, substantially in the form of Exhibit A (the “Wasco II Grant Deed” and together with the Wasco I Grant Deed, the “Grant Deeds”);”.

2. Affirmation of the Agreement. The Parties acknowledge, affirm and agree that the Agreement, as amended, shall remain in full force and effect.

3. Governing Law. All questions concerning the construction, validity, and interpretation of this Amendment will be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provisions.

4. Counterparts; Facsimile Transmission. This Amendment may be executed in multiple counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument. Signatures of a Party to this Amendment will be binding as evidence of acceptance of the terms hereof and thereof by such signatory Party, with originals to be circulated to the other Parties in due course.

* * * * *

JD Comments

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SELLER:

JACKSON & PERKINS OPERATIONS, INC.

By:	/s/ William H. Williams
Name:	William H. Williams
Title:	President and Chief Executive Officer

PURCHASERS:

WASCO REAL PROPERTIES I, LLC

By:	/s/ Keith B. Gardiner
Name:	Keith B. Gardiner
Title:	Manager

WASCO REAL PROPERTIES II, LLC

By:	/s/ Keith B. Gardiner
Name:	Keith B. Gardiner
Title:	Manager

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